As filed with the Securities and Exchange Commission on  July [__], 2011
Registration No. 333-166486

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

POST-EFFECTIVE AMENDMENT No. 1 TO REGISTRATION NO.
333-166486

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________

Verigy Ltd.
(Exact name of registrant as specified in its charter)

Singapore (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)
______________

No. 1 Yishun Ave. 7
Singapore 768923
(Address of Principal Executive Offices)

2006 Equity Incentive Plan
2006 Employee Share Purchase Plan
(Full title of the plan)
______________

Margo Smith, Esq.
Verigy Ltd.
c/o Verigy US Inc.
10100 North Tantau Avenue
Cupertino, California 95014
(408) 864-2900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________

With a copy to:
Kenton J. King
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California  94301
(650) 470-4500
______________

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On May 3, 2010, the Registrant filed with the Securities and Exchange Commission a registration statement on Form S-8, File No. 333-166486 (the "Registration Statement"), registering 3,000,000 ordinary shares, no par value, of the Company (the "Ordinary Shares"), issuable under the 2006 Equity Incentive Plan and 1,500,000 Ordinary Shares issuable under the 2006 Employee Share Purchase Plan as provided in the Registration Statement.

On July 4, 2011, pursuant to the terms of the Implementation Agreement, by and between Advantest Corporation, a company organized under the laws of Japan, and Registrant, dated March 28, 2011, the Registrant became a wholly owned subsidiary of Advantest Corporation (the "Transaction”). As a result of the Transaction, the Registrant has terminated all offerings of the Ordinary Shares pursuant to the Registration Statement.

 In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Ordinary Shares registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and, by means of this post-effective amendment, removes from registration any and all Ordinary Shares that had been registered for issuance but remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on the 18 day of July, 2011.

VERIGY LTD.

By:	/s/ Jorge Titinger
	Name:	Jorge Titinger
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 has been signed by the following persons in the capacities indicated below on the 18 day of July, 2011.

SIGNATURE	TITLE
/s/ Jorge Titinger	President and Chief Executive Officer (Principal
Jorge Titinger	Executive Officer); Director

/s/ Robert J. Nikl	Chief Financial Officer and Treasurer (Principal
Robert J. Nikl	Accounting and Financial Officer); Director

/s/ Yuichi Kurita	Director
Yuichi Kurita

/s/ Warren Kocmond	Director; Executive Vice President
Warren Kocmond

/s/ Pascal Rondé	Director; Executive Vice President
Pascal Rondé

/s/ Hans-Juergen Wagner	Director; Executive Vice President
Hans-Juergen Wagner

/s/ Paul Lau	Director
Paul Lau